Exhibit 5






                                           May 22, 2000




Ashland Inc.
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, KY 41012-0391


Gentlemen:


         As Vice President and General Counsel of Ashland Inc., a Kentucky corporation ("Ashland"), I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the Ashland Inc. Stock Option Plan for Employees of Joint Ventures (the "Plan"), the corporate proceedings of Ashland taken to adopt the Plan, and the the Pre-Effective Amendment No. 1 to the Registration Statement No. 333-36842 (Form S-3) and related Prospectus dated May 22, 2000 of Ashland Inc. (the "Registration Statement") filed by Ashland with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 96,600 shares of Common Stock, par value $1.00 per share, of Ashland ("Common Stock") to be distributed under the Plan.


         Based upon the foregoing, I am of the opinion that when certificates representing such shares of Common Stock have been duly executed, countersigned by a Transfer Agent, registered by a Registrar of Ashland and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

                                          Very truly yours,


                                           /s/ David L. Hausrath
                                          David L. Hausrath